Exhibit 2.2

[PORTIONS HEREIN IDENTIFIED BY [***] HAVE BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE EXCLUDED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.]

THIRD AMENDMENT
TO
AGREEMENT TO FORM JOINT VENTURE
THIS THIRD AMENDMENT TO AGREEMENT TO FORM JOINT VENTURE, effective as of December 20, 2019 (this “Amendment”), is entered into by and between THE TORO COMPANY, a Delaware corporation (“Toro”), and TCF INVENTORY FINANCE, INC., a Minnesota corporation (“TCFIF”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the JV Agreement (as hereinafter defined).
RECITALS
A.    Toro and TCFIF are parties to that certain Agreement to Form Joint Venture, made and entered into as of August 12, 2009, as amended by the First Amendment to Agreement to Form Joint Venture dated as of June 6, 2012 and the Second Amendment to Agreement to Form Joint Venture dated November 29, 2016 (as so amended, the “JV Agreement”).
B.    The parties hereto have agreed to amend the JV Agreement as provided herein.
NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1.Amendments.
(a)    Definition of “Lawn and Garden Products.” The definition of “Lawn and Garden Products” in Section 1.1 of the JV Agreement is amended and restated to [***], as follows:
“Lawn and Garden Products” means any one or more of the following, inclusive of footnote one herein: walk power mowers, lawn and garden tractors, zero-turn mowers, mid-size walk-behind and stand-on mowers, large reel and riding rotary mowers, riding and walk-behind mowers for putting greens, snow blowers, debris blowers, trimmers, tillers, sweepers and vacuums, aerators, walk-behind trenchers, turf cultivation equipment, turf sprayer equipment, compact utility loaders1, golf course bunker maintenance equipment, irrigation systems, utility vehicles for golf courses, lighting products, snow and ice management products and parts and accessories for any of the foregoing.”

CONFIDENTIAL

[***] Indicates portions of this exhibit that have been excluded because the information is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

(b)    Exclusivity – Businesses Acquired by Toro and Toro Affiliates. Section 2.8(d)(iii) of the JV Agreement is amended and restated in its entirety to require Toro to perform a detailed analysis of the potential benefits and detriments to Toro of moving an acquired business’ financing to Red Iron, rather than a requirement that Toro use commercially reasonable efforts to move such financing business to Red Iron, as follows:
“(iii) receivables arising out of any business acquired by Toro or an Affiliate of Toro following the date hereof that are subject to a financing program agreement at the time of the acquisition thereof, provided that Toro agrees to, within two years after consummation of any such acquisition, perform a detailed analysis of the potential benefits and detriments to Toro of terminating any such agreements in order to permit Red Iron to provide such financing (including whether Red Iron has the financial capacity, including access to adequate lines of credit, to accommodate such additional financing) and will provide such analysis to TCFIF, provided, however, that regardless of Toro’s analysis, it is within Toro’s sole discretion as to whether Red Iron will provide such financing for such acquired business;”
(c)    Accelerated Return of Exclusivity Incentive Payment. The second to last sentence of Section 2.15(c) of the JV Agreement, regarding potential repayment of the Second Additional Exclusivity Incentive Payment, is amended and restated as follows:
“If Red Iron shall be dissolved or if Toro exercises the Toro Sub Purchase Option under the LLC Agreement prior to November 1, 2023, then Toro shall remit to TCFIF an amount equal to any remaining unpaid installments under Section 2.15(d).”
(d)    Return of Exclusivity Incentive Payment. The following is added as a new Section 2.15(d) to the JV Agreement:
“(d)    Return of Exclusivity Incentive Payment. In consideration of entry into the Third Amendment to Agreement to Form Joint Venture and amendments to certain other Definitive Agreements, including the Program Letter, Toro will repay to TCFIF $[***], which is the amount of remaining exclusivity premium as of November 1, 2019. Such amount will be paid in five annual installments of $[***] each, with the first such payment due on or as soon as reasonably practicable after December 20, 2019 and annual installments due on November 1st of each of the four subsequent years (with the last installment due on November 1, 2023). The parties agree that such payments are between Toro and TCFIF and will not be charged as an expense to Red Iron. Further, for the avoidance of doubt, the parties acknowledge and affirm their continued obligations under Section 2.8 of this Agreement.”
(e)    Notices. Section 7.2 of the JV Agreement is amended to replace the notice for Fox Rothschild LLP with the following:
Fox Rothschild LLP

CONFIDENTIAL

[***] Indicates portions of this exhibit that have been excluded because the information is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

Campbell Mithun Tower- Suite 2000
222 South Ninth Street
Minneapolis, MN 55402
Attention: Christopher M. Scotti
2.    Affirmation of JV Agreement; Further References. The parties hereto each acknowledge and affirm that the JV Agreement, as hereby amended, is hereby ratified and confirmed in all respects, and all terms, conditions and provisions of the JV Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect. All references in any document or instrument to the JV Agreement (including references in the JV Agreement to the terms thereof) are hereby amended to refer to the JV Agreement as amended through this Amendment.
3.    Entire Agreement. This Amendment, on and after the date hereof, contains all of the understandings and agreements of whatsoever kind and nature existing among the parties hereto and their respective Affiliates with respect to this Amendment, the subject matter hereof, and the rights, interests, understandings, agreements and obligations of the parties hereto and their respective Affiliates pertaining to the subject matter hereof with the effect that this Amendment shall control with respect to the specific subjects hereof.
4.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart hereof.
[Signature Page Follows]

CONFIDENTIAL

[***] Indicates portions of this exhibit that have been excluded because the information is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the day and year first above written.
THE TORO COMPANY
By: /s/ Renee J. Peterson
Name: Renee J. Peterson
Its: Vice President, Treasurer and     Chief Financial Officer
TCF INVENTORY FINANCE, INC.
By: /s/ Mark J. Wrend
Name: Mark J. Wrend
Its: Executive Vice President

(Signature Page to Third Amendment to Agreement to Form Joint Venture)

CONFIDENTIAL

[***] Indicates portions of this exhibit that have been excluded because the information is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.